Exhibit 3.1

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so the Dutch text shall prevail.

ARTICLES OF ASSOCIATION

ARGENX N.V.

having its seat in Rotterdam, as they read following the execution of a deed of amendment to the articles of association on 28 April 2016 before C.J.J.M. van Gool, civil law notary in Amsterdam.

ARTICLES OF ASSOCIATION

CHAPTER I.

Definitions.

Article 1.

In these articles of association the following expressions shall have the following meanings:

a.                                      the board of directors: means the corporate body of the company consisting of the executive directors in office and the non-executive directors in office;

b.                                      the general meeting: the body of the company formed by shareholders and other persons with meeting rights;

c.                                       group company: means a group company of the company as referred to in Section 2:24b of the Dutch Civil Code.

d.                                      in writing or written: a reproducible message transmitted by any current means of (electronic) communication;

e.                                       subsidiary: means a subsidiary of the company as referred to in Section 2:24a of the Dutch Civil Code; and

f.                                        the trade register: means the trade register of the Dutch Chamber of Commerce.

CHAPTER II.

Name. seat. objects.

Article 2. Name and seat.

1       The name of the company is:

argenx N.V.

2       The official seat of the company is in Rotterdam, the Netherlands.

Article 3. Objectives.

The objectives of the company are:

(a)                                 to exploit biological, chemical or other products, processes and technologies in the life sciences sector in general, and more specifically in the diagnostic, pharmaceutical, medical, cosmetic, chemical and agricultural sector; to ‘exploit’ includes all activities relating to research, development, production, marketing and commercial exploitation;

(b)                                 to design and develop instruments which may be used in medical diagnosis’ and affiliated areas;

(c)                                  the worldwide distribution of, sale of and rendering services relating to products of the company directly to customers as well as through third parties;

(d)                                 to incorporate, to participate in any way whatsoever, to manage, to supervise, to operate and to promote enterprises, businesses and companies;

(e)                                  to render advice and services to businesses and companies with which the company forms a group and to third parties;

(f)                                   to finance businesses and companies;

(g)                                  to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned;

(h)                                 to render guarantees, to bind the company and to pledge its assets for obligations of the companies and enterprises with which it forms a group and on behalf of third parties;

(i)                                     to obtain, alienate, manage and exploit registered property and items of property in general;

(j)                                    to trade in currencies, securities and items of property in general;

(k)                                 to develop and trade in patents, trade marks, licenses, know-how and other industrial property rights;

(l)                                     to perform any and all activities of industrial, financial or commercial nature,

as well as everything pertaining the foregoing, relating thereto or conductive thereto, all in the widest sense of the word.

CHAPTER III.

Authorised capital and shares. Shareholders’ register.

Article 4. Authorised capital and shares.

1                                         The authorised capital of the company amounts to four million five hundred thousand euro (€ 4,500,000).

2                                         The capital is divided into forty-five million (45,000,000) ordinary shares with a nominal value of ten eurocent (€ 0.10) each, numbered consecutively from 1 onwards.

3                                         All shares are registered shares. No share certificates shall be issued.

4.                                      The company may lend its cooperation to the issuance of depository receipts (certificaten van aandelen) for shares in its share capital.

5.                                      The board of directors may determine that for the purpose of trading and transfer of shares at a foreign stock exchange, share certificates shall be issued in such form as shall comply with the requirements of such foreign stock exchange.

6.                                      On a request in writing by the party concerned and upon provision of satisfactory evidence as to title, replacement share certificates may be issued of share certificates which have been mislaid, stolen or damaged, on such conditions, including, without limitation, the provision of indemnity to the company as the board of directors shall determine.

The costs of the issuance of replacement share certificates may be charged to the applicant. As a result of the issuance of replacement share certificates the original share certificates will become void and the company will have no further obligation with respect to such original share certificates. Replacement share certificates will bear the numbers of the documents they replace.

7.                                      When a share belongs to a community of property, the company shall allow only one person, designated by the persons concerned, to exercise the rights attributable to such share.

Article 5. Register of shareholders.

1                                         The board of directors shall keep a register in which the names and addresses of all shareholders are recorded, showing the date on which they acquired the shares, the date of the acknowledgement or notification and the amount paid on each share.

2.                                      The names and addresses of those with a right of usufruct or a right of pledge on the shares shall be recorded in the register, stating the date on which they acquired such right, the date of acknowledgement or notification, and which rights attached to the relevant shares accrue to them in accordance with article 13, paragraph 2.

3.                                      Shareholders and others whose details must be reflected in the register pursuant to paragraph 2 of this article above shall timely provide the board of directors with the required information.

4.                                      The register shall be kept accurate and up to date. The board of directors shall set rules with respect to the signing of registrations and entries in the register.

5.                                      Shares that are part of a collective deposit or a book-entry deposit of shares, may be recorded in the register in the name of the relevant intermediary or the central institution, together with the date as per which they belong to the collective deposit or the book-entry deposit.

6                                         On application by a shareholder, a usufructuary and a pledgee, the board of directors shall furnish an extract from the register, free of charge, insofar as it relates to his rights on a share.

7.                                      The board of directors shall make the register available at the company’s office for the inspection by shareholders and the usufructuaries and pledgees of shares to whom the voting rights accrue. The preceding sentence shall not apply to that part of the register which is kept outside the Netherlands in compliance with applicable legislation or pursuant to the rules of a stock exchange.

CHAPTER IV.

Issuance of shares.

Article 6. Issuance of shares. Conditions of issuance.

1.                                      The general meeting or alternatively the board of directors, if it has been designated to do so by the general meeting, shall have authority to resolve on any issuance of shares. The general meeting shall, for as long as any such designation of the board of directors for this purpose is in force, no longer have authority to decide on the issuance of shares.

2.                                      The general meeting or the board of directors if so designated as provided in paragraph 1 of this article above, shall decide on the price and the further terms and conditions of issuance, with due observance of what has been provided in relation thereto in the law and in the articles of association.

3.                                      If the board of directors is designated to have authority to decide on the issuance of shares, such designation shall specify the maximum number of shares that can be issued under such designation. When making such designation the duration thereof, which shall not be for more than five (5) years, shall be resolved upon at the same time. The designation may be extended from time to time for periods not exceeding five (5) years. The designation may not be withdrawn unless otherwise provided in the resolution in which the designation is made.

4.                                      Within eight (8) days after the passing of a resolution of the general meeting to issue shares or to designate the board of directors as provided in paragraph 1 of this article, the company shall deposit the complete text of such resolution at the offices of the trade register. Within eight (8) days after the end of each quarter of the financial year, the company shall notify the trade register of each issuance of shares which occurred during such quarter. Such notification shall state the number of shares issued.

5.                                      A resolution of the general meeting to issue shares or to designate the board of directors as the competent corporate body to do so, can only be adopted at the proposal of the board of directors.

6.                                      What has been provided in the paragraphs 1 to 5 inclusive of this article shall mutatis mutandis be applicable to the granting of rights to subscribe for shares but shall not be applicable to the issuance of shares in respect of any exercise of such rights.

Article 7. Pre-emptive rights.

1.                                      Upon the issuance of shares, each holder of shares shall have pre-emptive rights in proportion to the aggregate nominal value of his shares. A shareholder shall not have a pre-emptive right in respect of shares issued against a non-cash contribution. He shall also not have a pre-emptive right in respect of shares issued to employees of the company or of a group company.

2.                                      The issuance of shares with pre-emptive rights and the period during which such rights can be exercised shall be announced in the Dutch State Gazette (Staatscourant), in a nationally distributed daily newspaper and on the company’s corporate website.

3.                                      Pre-emptive rights may be exercised during a period of at least two weeks from the day of announcement.

4.                                      Prior to each single issuance, the pre-emptive rights may be limited or excluded by a resolution of the general meeting or a resolution of the board of directors if it has been designated to do so by the general meeting and provided the board of directors has also been authorized to resolve on the issuance of shares of the company. The provisions of the last three sentences of article 6, paragraph 3 shall apply mutatis mutandis with respect to the designation to the board of directors. Such competence of the board of directors shall end on the date on which its competence to issue shares ends, whatever the circumstances.

5.                                      A resolution of the general meeting to restrict or exclude the pre-emptive rights or to designate the board of directors as the corporate body competent to do so, can only be adopted at the proposal of the board of directors.

6.                                      A resolution of the general meeting to restrict or to exclude the pre-emptive rights or to designate the board of directors a the corporate body competent to do so shall require a majority of not less than two-thirds of the votes cast, if less than one-half of the company’s issued and outstanding capital is represented at the meeting. Within eight (8) days after adoption of the resolution, the complete text thereof must be deposited at the offices of the trade register.

7.                                      When rights are granted to subscribe for shares, the shareholders shall have pre-emptive rights in respect thereof; the foregoing provisions of this article 7 shall apply by analogy. Shareholders shall have no pre-emptive rights in respect of shares issued to a person exercising a right to subscribe for shares previously granted.

Article 8. Payment on shares.

1.                                      Upon issuance of a share, the full nominal value thereof must be paid-up, as well as the difference between the two amounts if the share is subscribed for at a higher price.

2.                                      Payment for a share must be made in cash insofar as no non-cash contribution has been agreed on.

3.                                      The board of directors is expressly authorized to enter into legal acts relating to non-cash contributions and the other the legal acts referred to in Section 2:94 of the Dutch Civil Code, without the prior consent of the general meeting.

CHAPTER V.

Acquisition of treasury shares. Reduction of issued share capital.

Article 9. Own shares.

1.      When issuing shares, the company may not subscribe for its own shares.

2.                                      The company shall be entitled to acquire its own fully paid-up shares or depository receipts thereof, provided that either such acquisition is made for no consideration (om niet) or that:

(a)                                 the company’s equity after deduction of the acquisition price for the relevant shares or depository receipts thereof, is not less than the sum of the paid-up and called-up part of the issued capital and the reserves which must be maintained by virtue of the law, and

(b)                                 the nominal value of the shares or depository receipts thereof, which the company acquires, holds, holds in pledge or which are held by a subsidiary, does not amount to more than half of the company’s issued share capital.

For the purpose of applying the provision under (a), the amount of equity shown in the last adopted balance sheet, reduced by the acquisition price for the relevant shares or depository receipts thereof and further reduced by the amount of the loans as referred to in article 10, distributions of profits or on account of reserves to others, which have become due from the company and its subsidiaries after the balance sheet date, shall be decisive. An acquisition in accordance with this paragraph 2 shall not be permitted, if more than six (6) months have elapsed after the end of a financial year without the annual accounts having been adopted.

3.                                      Acquisition for valuable consideration shall be permitted only if the general meeting has authorized the board of directors to do so and shall have stipulated the number of shares or depository receipts thereof which may be acquired, the manner in which they may be acquired and the limits within which the price must be set. Such authorization shall be valid for a period not exceeding eighteen months.

4.                                      The company may, without authorization by the general meeting, acquire its own shares or depository receipts thereof for the purpose of transferring such shares or depository receipts to employees of the company or of a group company under a scheme applicable to such employees, provided such shares or depository receipts thereof are quoted on the price list of a stock exchange.

5.                                      Paragraphs 2 and 3 of this article do not apply to shares or depository receipts thereof which the company acquires by universal succession in title (onder algemene titel).

6.                                      No voting rights may be exercised for any share held by the company or by a subsidiary, nor for any share for which the company or a subsidiary holds the depository receipts. However, usufructuaries and pledgees of shares owned by the company or a subsidiary are not excluded from exercising the voting rights, if the usufruct or pledge was created before the share was owned by the company or a subsidiary. The company or a subsidiary may not exercise voting rights for shares in respect of which it holds a usufruct or pledge.

7.                                      Any shares held by the company or by a subsidiary or any shares for which the company or a subsidiary hold the depository receipts, shall not be included for the calculation of the allocation and distribution of profits.

8.                                      The board of directors shall be authorized to dispose of shares held by the company or depository receipts thereof.

Article 10. Financial Assistance.

The company may not give security, guarantee the price, or in any other way answer to or bind itself either severally or jointly for or on behalf of third parties, with a view to a subscription for or an acquisition of shares or depository receipts thereof by others. The company may only give loans in the respect if the requirements of Section 2:98 of the Dutch Civil Code have been met. This prohibition shall not apply if the shares or depository receipts thereof are subscribed for or acquired by or for employees of the company or of a group company. The prohibition and exception provided for in this article 10 shall also apply to subsidiaries.

Article 11. Reduction of the Issued Capital.

1.                                      The general meeting may, but only at the proposal of the board of directors, resolve to reduce the company’s issued capital:

(a)                     by cancellation of shares; or

(b)                                 by reducing the nominal value of shares by amendment of the articles of association,

provided that the issued capital or the paid-up part of it will not drop below the amount prescribed by Section 2:67 of the Dutch Civil Code. The shares in respect of which such resolution is passed must be designated therein and the resolution must also state the provisions for the implementation of such resolution.

2.                                      A resolution to cancel shares may only relate to shares held by the company itself in its own share capital or for which it holds the depository receipts.

3.                                      A reduction of the nominal value of shares without repayment must be made pro rata on all shares.

4.                                      A partial repayment on shares shall be possible only on implementation of a resolution to reduce the nominal value of such shares. Such repayment must be effected in proportion to all shares.

5.                                      For a resolution of the general meeting to reduce the company’s issued capital, a majority of at least two-thirds of the votes cast shall be required if less than half of the company’s issued and outstanding capital is represented at the meeting.

6.                                      The notice convening a general meeting at which a resolution referred to in this article 11 is to be passed shall state the object of the reduction of capital and the manner of implementation. The persons giving notice of such meeting must simultaneously deposit at the offices of the company and at such other places as may have been determined in the notice, a copy of such proposal, containing the complete text of the proposed reduction of capital for the inspection of each shareholder until the end of the meeting. Each shareholder as well as each usufructuary and each pledgee of shares to whom the voting rights accrue may obtain a copy of this proposal free of charge.

CHAPTER VI.

Transfer of shares. Right of usufruct and pledge of shares.

Article 12. Transfer of shares.

The transfer of a share shall require an instrument intended for such purpose and, save when the company itself is a party to such legal act, the written acknowledgement by the company of the transfer. The acknowledgement shall be made in the instrument or by a dated statement of acknowledgement on the instrument or on a copy or extract thereof signed as a true copy by a civil law notary or the transferor. Official service of such instrument or such copy or extract on the company shall be considered to have the same effect as an acknowledgement. The transfer of the rights of a participant with respect to shares which are included in a securities depository system shall be effected in accordance with the provisions of applicable law.

Article 13. Right of usufruct on shares and pledging of shares.

1.                                      The provisions of article 12 shall apply by analogy to the creation or transfer of a usufruct and to the pledging of shares. Shares may also be pledged without acknowledgement by or official service on the company. In such case, Section 3:239 of the Dutch Civil Code shall apply by analogy, substituting acknowledgement by or official service on the company for the notification referred to in subsection 3 of said statutory provision.

2.                                      The shareholder shall be entitled to exercise the voting rights attributable to shares in respect of which a usufruct has been created or which have been pledged. However, the voting rights shall accrue to the usufructuary or pledgee if this has been stipulated at the creation of the usufruct or pledge. The shareholder who has no voting rights and the usufructuary or pledgee who does have the voting rights shall have the rights which the law confers upon holders of depository receipts issued for shares with the company’s co-operation. The rights referred to in the foregoing sentence shall not accrue to the usufructuary or pledgee of shares who has no voting rights.

CHAPTER VII.

The board of directors.

Article 14. Composition. Appointment, suspension and dismissal. Remuneration.

1.                                      The board of directors shall consist of both executive directors having responsibility for the day-to-day management of the company as well as non-executive directors not having such day-to-day responsibility. The board of directors as a whole will be responsible for the strategy of the company.

2.                                      The number of directors shall be determined by the board of directors. The number of executive directors must at all times be less than the number of non-executive directors. If the number of non-executive directors in office is less than the number determined by the board of directors, the board of directors shall remain competent, but the board of directors shall proceed to supplement the number of non-executive directors as soon as reasonably possible.

3.                                      The general meeting shall appoint the directors. For each seat on the board of directors to be filled, the board of directors shall make one or more proposals. A resolution of the general meeting to appoint a member of the board of directors other than in accordance with a proposal of the board of directors shall require a majority of at least two-thirds of the votes cast if less than one-half of the company’s issued and outstanding capital is represented at the meeting.

4.                                      When a proposal or recommendation for appointment of a person as an executive director is made, the following particulars shall be stated: his age and the position he holds or has held, insofar as these are relevant for the performance of the duties of an executive director. The proposal or recommendation must state the reasons on which it is based.

5.                                      When a proposal or recommendation for appointment of a person as a non-executive director is made, the following particulars shall be stated: his age, his profession, the number of shares he holds and the positions he holds or has held, insofar as these are relevant for the performance of the duties of a non-executive director. Furthermore, the names of the legal entities of which he is already a supervisory board member or a non-executive member of the board of directors shall be indicated; if those include legal entities which belong to the same group, a reference of that group will be sufficient. The proposal or recommendation must state the reasons on which it is based.

6.                                      Each director may be suspended or dismissed at any time by the general meeting. Each executive director may also, at any time, be suspended by the board of directors. Such suspension may be discontinued by the general meeting at any time.

7.                                      Any suspension may be extended one or more times, but may not last longer than three months in the aggregate. If at the end of that period no decision has been taken on termination of the suspension, or on dismissal, the suspension shall end.

8.                                      A member of the board of directors shall retire not later than on the day on which the first general meeting is held following lapse of four years since his appointment. A member of the board of directors retiring pursuant to this paragraph 8 may be re-appointed. A non-executive director may be appointed for no more than three four-year terms.

9.                                      The company shall have a policy in respect of the remuneration of the members of the board of directors, on proposal of the non-executive directors. Such remuneration policy shall be adopted by the general meeting. The remuneration policy shall at least raise the subjects referred to in Article 2:383 (c) to (e) of the Civil Code, to the extent they concern the board of directors.

10.                               With due observation of the remuneration policy referred to in paragraph 9 of this article above and the provisions of law, including those in respect of allocation of responsibilities between executive and non-executive directors, the board of directors may determine the remuneration for the directors in respect of the performance of their duties, provided that nothing herein contained shall preclude any directors from serving the company or any subsidiary or related company thereof in any other capacity and receiving compensation therefor.

11.                               The board of directors shall submit to the general meeting for its approval plans to award shares or the right to subscribe for shares. The plans shall at least set out the number of shares and rights to subscribe for shares that may be awarded to the board of directors and the criteria that shall apply to the award or any change thereto.

Failure to obtain the approval of the general meeting shall not affect the powers of representation of the board of directors.

12.                               The company shall not grant its directors any personal loans, guarantees or the like unless in the normal course of business, as regards executive directors on terms applicable to the personnel as a whole, and after approval of the non-executive directors.

Article 15. Allocation of tasks and duties among the executive directors and the non-executive directors.

1.                                      The executive directors shall be entrusted with the management of the company.

2.                                      It shall be the duty of the non-executive directors to supervise the management of the executive members of the board of directors and the general course of affairs in the company and the business connected with it. The non-executive directors shall assist the executive directors by giving advice.

3.                                      In performing their respective duties both the executive directors as well as the non-executive directors shall act in accordance with the interests of the company and the business connected with it.

4.                                      Subject to paragraph 1 of article 14 and paragraphs 1 and 2 of this article, the board of directors shall establish rules which shall include an allocation of tasks amongst the executive directors and non-executive directors and which may provide for delegation of powers. In this context, the board of directors shall also determine the duties for which each executive directors in particular shall be responsible. Such rules and allocation of duties must be put in writing.

5.                                      The board of directors shall appoint one of its non-executive directors as chairperson of the board of directors. Furthermore, the board of directors may appoint one or more deputy chairpersons from among its other non-executive directors. The board of directors may grant titles to the executive directors, including but not limited to chief executive officer and chief financial officer.

6.                                      The executive directors shall supply the non-executive directors in due time with the information required for the performance of their duties.

7.                                      The non-executive directors may request assistance from experts. The costs of such assistance shall be for the account of the company.

8.                                      The non-executive directors may decide that one or more non-executive directors and/or experts shall have access to the office and the other buildings and premises of the company and that such persons shall be authorised to inspect the books and records of the company.

Article 16. Meetings of the board of directors. Decision-making process.

1.                                      The rules referred to in article 15, paragraph 4, shall further provide for the decision-making process and working methods of the board of directors as a whole, as well as of the executive directors and the non-executive directors separately in addition to the relevant provisions of these articles of association.

2.                                      The executive directors and the non-executive directors respectively may adopt legally valid resolutions with regard to matters that fall within the scope of their respective duties referred to in article 15, paragraphs 1 and 2.

3.                                      The non-executive directors shall meet together with the executive directors unless the non-executive directors wish to meet without the executive directors being present.

4.                                      The board of directors can only adopt valid resolutions when the majority of the relevant directors in office shall be present or represented at the board meeting.

5.                                      A member of the board of directors may only be represented by a co-member of the board of directors authorised in writing. A member of the board of directors may not act as proxy for more than one co-member.

6.                                      All resolutions shall be adopted by the favourable vote of the majority of the relevant directors present or represented at the meeting, provided that the rules may contain specific provisions in this respect. Each director shall have one (1) vote.

7.                                      Resolutions of the board of directors may at all times be adopted in a manner other than at a meeting, in writing or otherwise, provided the proposal concerned is submitted to all relevant directors then in office and none of them objects to the relevant manner of adopting resolutions.

Adoption of resolutions in writing shall be effected by written statements from all relevant directors then in office.

8.                                      A director shall not participate in any discussions and decision-making if he has a direct or indirect personal interest in the matter which is conflicting with the interest as referred to in article 15, paragraph 3 above. In case because of this no resolution can be adopted by the executive directors, the non-executive directors will resolve on the matter. In case because of this no resolution can be adopted by the non-executive directors, the general meeting will resolve on the matter. In case because of this no resolution can be adopted by the board as a whole, the general meeting will resolve on the matter.

Article 17. Approval of resolutions of the board of directors.

1.                                      The board of directors shall require the approval of the general meeting for resolutions concerning an important change in the company’s identity or character, including in any case:

(a)                                 the transfer to a third party of the business of the company or practically the entire business of the company;

(b)                                 the entry into or breaking off of any long-term cooperation of the company or a subsidiary with another legal entity or company or as a fully liable partner of a general partnership or limited partnership, where such entry or breaking off is of far-reaching importance to the company;

(c)                                  the acquisition or disposal by the company or a subsidiary of an interest in the capital of a company with a value of at least one/third of the company’s assets according to the consolidated balance sheet with explanatory notes included in the last adopted annual accounts of the company.

In respect of these resolutions, a majority of at least two-thirds of the votes cast shall be required if less than half of the company’s issued and outstanding capital is represented at the meeting.

Failure to obtain the approval required under this paragraph 1 shall not affect the powers of representation of the board of directors.

2.                                      The board of directors may require that certain resolutions be subject to approval of a certain majority of the non-executive directors.

Article 18. Committees.

1.                                      The board of directors shall appoint from among its non-executive directors an audit committee, a remuneration committee and a selection and appointment committee. The board of directors may decide to combine the tasks and duties of the remuneration committee and a selection and appointment committee and entrust those to one committee.

2.                                      The board of directors shall have power to appoint any further committees, composed of directors and officers of the company and of group companies.

3.                                      The board of directors shall determine the duties and powers of the committees referred to in the preceding paragraph of this article. For the avoidance of doubt, even though such committees act on the basis of delegation of certain responsibilities of the board of directors, the board of directors shall remain fully responsible for the actions undertaken by such committees.

Article 19. Representation.

1.                                      The board of directors shall be authorised to represent the company. Two executive directors acting jointly are also authorised to represent the company.

2.                                      The board of directors may appoint individuals (procuratiehouders) with general or limited power to represent the company. Each of these individuals shall be able to represent the company with due observance of any restrictions imposed on him. The board of directors shall determine their titles.

Article 20. Absence (ontstentenis) or prevention (belet).

1.                                      If one or more executive directors is/are absent or prevented from performing their duties, the remaining executive director(s) shall be temporarily entrusted with the entire management of the company. If all executive directors or the sole executive director are/is absent or prevented from performing their/its duties, the management of the company shall be temporarily entrusted to the non-executive directors, with the authority to temporarily entrust the management of the company to one or more non-executive directors in particular and/or one or more other persons designated for this purpose.

2.                                      If one or more non-executive directors is/are absent or prevented from performing their duties, the remaining non-executive director(s) shall be temporarily entrusted with the tasks and duties of the non-executive directors. If all non-executive directors or the sole non-executive director are/is absent or prevented from performing their/its duties, the tasks and duties of the non-executive directors shall be temporarily entrusted to one or more other persons designated for this purpose by the general meeting.

Article 21. Indemnity.

The company shall indemnify any and all of its directors, officers, former directors, former officers against any and all liabilities, claims, judgments, fines and penalties incurred by them as a result of any threatened, pending or completed action, investigation or other proceeding, whether civil, criminal or administrative, brought by any party other than the company itself or its group companies, in relation to acts or omissions in or related to his or her capacity as director or officer of the company, except in relation to claims insofar as they relate to the gaining in fact of personal profits, advantages or remuneration to which the relevant person was not legally entitled, or if the relevant person has been adjudged to be liable for wilful misconduct or intentional recklessness. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.

CHAPTER VIII.

Financial year and annual accounts. Profits and distributions.

Article 22. Financial year and annual accounts.

1.                  The company’s financial year shall be the calendar year.

2.                                      Annually, not later than four months after the end of the financial year, the board of directors shall prepare the balance sheet and the profit and loss account together with the explanatory notes thereto (the annual accounts). Within such four month period the board of directors shall publish the annual accounts, including the accountant’s statement, the annual report and any other information that would need to be made public in accordance with the applicable provisions of law and the requirements of any stock exchange on which shares are listed.

3.                                      The annual accounts shall be signed by all members of the board of directors. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given.

4.                                      The broad outline of the corporate governance structure of the company shall be explained in a separate chapter of the annual report. In the explanatory notes to the annual accounts the company shall state, in addition to the information to be included pursuant to Article 2:383d of the Civil Code, the value of the options granted to the directors and personnel and shall indicate how this value is determined.

Article 23. Audit.

1.                                      The general meeting shall appoint an accountant as referred to in Section 2:393 of the Civil Code, to examine the annual accounts drawn up by the board of directors, to report thereon to the board of directors, and to express an opinion with regard thereto.

2.                                      If the general meeting fails to appoint the accountant as referred to in paragraph 1 of this article, this appointment shall be made by the board of directors.

3.                                      The accountant may be questioned by the general meeting in relation to his statement on the fairness of the annual accounts. The accountant shall therefore be invited to attend the general meeting convened for the adoption of the annual accounts.

4.                                      The accountant shall, in any event, attend the meeting of the board of directors at which the report of the accountant is discussed, and at which the annual accounts are to be approved.

Article 24. Publication of the annual accounts; semi-annual and quarterly accounts.

1.                                      The company shall ensure that the annual accounts, the annual report and the other data referred to in paragraph 2 of article 22 and the statements are available at its office as from the date on which the general meeting at which they are intended to be dealt with is called, as well as on the website of the company. The shareholders and those who are permitted by law to attend the meetings of shareholders shall be enabled to inspect these documents at the company’s office and to obtain copies thereof free of charge.

2.                                      The company shall publish the adopted annual accounts, which must take place within eight days after the adoption, subject to the provisions of Section 2:394, subsections 2 and 3, of the Dutch Civil Code. Publication shall take place by deposit of a copy at the office of the trade register, with a note thereon of the date of adoption, subject to the provision of Section 2:394, subsection 8, of the Dutch Civil Code.

3.                                      A copy of the annual report and of the other documents referred to in Section 2:392 of the Dutch Civil Code, shall be published simultaneously with the annual accounts and in the same manner. With the exception of the information referred to in said Section 2:392, subsection 1 under a, c, g and h, of the Dutch Civil Code, the foregoing shall not apply if the documents are made available for public inspection at the company’s office, and if a full or partial copy thereof is supplied at not more than the cost price; if the second sentence of this paragraph is applicable, the company shall state this for entry in the trade register.

4.                                      The company shall publish its semi-annual and quarterly accounts as soon as they are available and to the extent required by law.

Article 25. Adoption of the annual accounts. Release from liability.

1.                                      The general meeting shall adopt the annual accounts. The annual accounts cannot be adopted if the general meeting has been unable to take cognizance of the accountant’s statement.

2.                                      At the general meeting at which it is resolved to adopt the annual accounts, a proposal concerning release of the members of the board of directors from liability for their respective duties, insofar as the exercise of such duties is reflected in the annual accounts or otherwise disclosed to the general meeting prior to the adoption of the annual accounts, shall be brought up separately for discussion. The scope of any such release from liability shall be subject to limitations by virtue of the law.

Article 26. Profits, distributions and losses.

1.                                      The company shall have a policy on reserves and dividends which shall be determined and may be amended by the board of directors. The adoption and thereafter each material change of the policy on reserves and dividends shall be discussed at the general meeting under a separate agenda item.

2.                                      From the profits, shown in the annual accounts, as adopted, the board of directors shall determine which part shall be reserved. Any profits remaining thereafter shall be at the disposal of the general meeting. The board of directors shall make a proposal for that purpose. A proposal to pay a dividend shall be dealt with as a separate agenda item at the general meeting.

3.                                      Distribution of dividends on the shares shall be made in proportion to the nominal value of each share.

4.                                      Distributions may be made only insofar as the company’s equity exceeds the amount of the paid in and called up part of the issued capital, increased by the reserves which must be kept by virtue of the law.

5.                                      If a loss was suffered during any one year, the board of directors may resolve to offset such loss by writing it off against a reserve which the company is not required to keep by virtue of the law.

6.                                      The distribution of profits shall be made after the adoption of the annual accounts, from which it appears that the same is permitted.

7.                                      The board of directors may, subject to due observance of the policy of the company on reserves and dividends, resolve to make an interim distribution, provided the requirement of paragraph 4 of this article has been complied with, as shown by interim accounts. Such interim accounts shall show the financial position of the company not earlier than on the first day of the third month before the month in which the resolution to make the interim distribution is announced. Such interim accounts shall be signed by all members of the board of directors. If the signature of one or more of them is missing, this shall be stated and reasons for this omission shall be given. The interim accounts shall be deposited in the offices of the trade register within eight days after the day on which the resolution to make the interim distribution has been announced.

8.                                      At the proposal of the board of directors, the general meeting may resolve to make a distribution on shares wholly or partly not in cash but in shares.

9.                                      The board of directors may, subject to due observance of the policy of the company on reserves and dividends, resolve that distributions to holders of shares shall be made out of one or more reserves.

10.                               A claim of a shareholder for payment of a distribution shall be barred after five years have elapsed.

CHAPTER IX.

General meeting. Convocation. Decision-making process.

Article 27. General meeting. Agenda annual general meeting.

1.                                      At least one general meeting shall be held every year, which meeting shall be held within six months after the close of the financial year. Other general meetings shall be held whenever the board of directors deems such to be necessary.

2.                                      The agenda of the annual general meeting shall contain, inter alia, the following subjects for discussion:

(a)                     discussion of the annual report;

(b)                     discussion of the applied remuneration;

(c)                      discussion and adoption of the annual accounts;

(d)                     dividend proposal (if applicable);

(e)                                  other subjects presented for discussion by the board of directors and announced with due observance of the provisions of these articles of association, as for instance (i) release of the members of the board of directors from liability; (ii) discussion of the policy on reserves and dividends; (iii) designation of the board of directors of the company competent to issue shares; (iv) appointment of the external auditor; and/or (v) authorisation of the board of directors to allow the company to acquire shares or depository receipts thereof in its own capital.

3.                                      Shareholders who, alone or jointly, represent at least three percent (3%) of the issued share capital shall have the right to request the board of directors that items be placed on the agenda of the general meeting. These requests shall be honoured by the board of directors if such motivated request or proposal for a resolution is received by the company in writing at least sixty days before the date of the meeting.

Article 28. Place of meetings. Notice.

1.                                      General meetings shall be held in Rotterdam, Breda, Den Haag, Maastricht, Amsterdam, Utrecht and Schiphol Airport, municipality of Haarlemmermeer, the Netherlands and shall be called by the board of directors with due observance of applicable statutory provisions and the applicable stock exchange regulations, not later than on the forty-second (42nd) day prior to date of the meeting.

2.                                      All convocations of meetings of shareholders and all announcements, notifications and communications to shareholders shall be made by means of an announcement on the company’s corporate website and such announcement shall remain accessible until the relevant general meeting. Any communication to be addressed to the general meeting by virtue of law or these articles of association, may be either included in the notice, referred to in the preceding sentence or, to the extent provided for in such notice, on the company’s corporate website and/or in a document made available for inspection at the office of the company and such other place(s) as the board of directors shall determine.

3.                                      The notice shall state the place, date and hour of the meeting and the agenda of the meeting as well as the other data required by law.

Article 29. Rights at meetings and admittance.

1.                                      Each shareholder entitled to vote and each usufructuary or pledgee of shares to whom the voting rights accrue shall be entitled to attend the general meetings, to address such meetings and to exercise his voting rights provided that the requirements of this article 29 have been met.

2.                                      The right to take part in the meeting in accordance with paragraph 1 of this article above may be exercised by a proxy authorised in writing, provided that the power of attorney has been received by the board of directors not later than on the date mentioned in the notice of the meeting. The company offers those entitled to attend meetings the opportunity to notify the company by electronic means of communication of such a power of attorney.

3.                                      When convening a general meeting, the board of directors shall determine that persons with the right to vote or attend meetings shall be considered those persons who have these rights at the twenty-eighth day prior to the day of the meeting (the record date) and are registered as such in a register to be designated by the board of directors for such purpose, irrespective whether they will have these rights at the date of the meeting. In addition to the record date, the notice of the meeting shall further state the manner in which shareholders and other parties with meeting rights may have themselves registered and the manner in which those rights can be exercised.

4.                                      Prior to being allowed admittance to a meeting, each person entitled to vote or his proxy must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

5.                                      The chairperson of the meeting shall decide whether persons other than those mentioned above in this Article 29 shall be admitted to the meeting.

Article 30. Chairperson of the meeting. Minutes.

1.                                      The general meetings shall be presided over by the chairperson of the board of directors or, if he is absent, by the deputy chairperson of the board of directors, or, if the latter is also absent, by another non-executive director, appointed for that purpose by the non-executive directors present at the meeting.

2.                                      Minutes shall be kept of the proceedings at the general meeting by a person designated as secretary of the meeting by the chairperson. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

3.                                      The minutes of the general meeting shall be made available, on request, to the shareholders no later than three months after the end of the meeting, after which the shareholders shall have the opportunity to react to the minutes in the following three months. The minutes shall then be adopted in the manner as described in the preceding paragraph.

4.                                      However, the chairperson may determine that notarial minutes shall be prepared of the proceedings of the meeting. In that case the official notarial record signed by the civil law notary shall be sufficient.

Article 31. Voting. Adoption of resolutions.

1.                                      Each share confers the right to cast one vote. Shares in respect of which the law determines that no votes may be cast shall be disregarded for the purposes of determining the proportion of shareholders voting, present or represented or the proportion of the share capital present or represented.

2.                                      Valid resolutions of the general meeting can only be adopted at a general meeting for which notice is given and which is held in accordance with the relevant provisions of the law and of these articles of association.

3.                                      Unless the law or these articles of association provide for a greater majority, all resolutions of the general meeting shall be adopted by an absolute majority of the votes cast. Blank and invalid votes shall not be counted as votes cast.

4                                         All votes shall be cast in writing or electronically. The chairman of the meeting may, however, determine that voting by raising hands or in another manner shall be permitted.

5.                                      Voting by acclamation shall be permitted if none of the shareholders present objects. If it concerns the holding of a vote on persons, anyone present at the meeting with voting rights may demand a vote by secret ballot. Votes by secret ballot shall be cast by means of secret, unsigned ballot papers.

6.                                      The chairperson’s decision at the meeting on the result of a vote shall be final and conclusive. The same shall apply to the contents of an adopted resolution if a vote is taken on an unwritten proposal. However, if the correctness of such decision is challenged immediately after it is pronounced, a new vote shall be taken if either the majority of the persons with voting rights present at the meeting or, where the original vote was not taken by roll call or in writing, any person with voting rights present at the meeting, so demands. The legal consequences of the original vote shall be made null and void by the new vote.

7.                                      Without prejudice to the other provisions of this Article 30, the company shall determine for each resolution passed:

(a)                     the number of shares on which valid votes have been cast;

(b)                                 the percentage that the number of shares as referred to under a. represents in the issued share capital;

(c)                      the aggregate number of votes validly cast; and

(d)                                 the aggregate number of votes cast in favour of and against a resolution, as well as the number of abstentions.

CHAPTER X.

Amendment articles of association and dissolution. Liquidation.

Article 32. Amendment of articles of association and dissolution.

1.                                      A resolution of the general meeting to amend the articles of association or to dissolve the company can only be adopted pursuant to a prior proposal of the board of directors.

2.                                      For a resolution of the general meeting to amend the articles of association, or to dissolve the company, a majority of at least two-thirds of the votes cast shall be required if less than half of the company’s issued and outstanding capital is represented at the meeting.

3.                                      When it concerns an amendment of the articles of association, a copy of the proposal in which the proposed amendment is quoted in full, must be filed for inspection in the company’s office at the same the convocation notice concerning the relevant meeting is published and in such other places as may have been determined in the notice, until the end of that meeting, and be made available, free of charge, to the shareholders and to the usufructuaries and pledgees of shares to whom the voting rights accrue.

Article 33. Liquidation.

1.                                      If the company is dissolved by a resolution of the general meeting, the executive directors shall be charged with the liquidation of the company’s assets and the non-executive directors with the supervision thereof, subject to the relevant provisions of Book 2 of the Dutch Civil Code.

2.                                      During the liquidation the provisions of these articles of association shall remain in force to the extent possible.

3.                                      Assets which remain after payment of the debts shall be transferred to the holders of shares in proportion to the nominal value of their shareholdings.